Exhibit 4.5

SKEENA RESOURCES LIMITED
2023 OMNIBUS EQUITY INCENTIVE PLAN

1.	Purpose

The purpose of the Plan1 is to: (i) develop the interest of Service Providers1 in the growth and development of the Corporation1 through the issuance of Awards to Participants in accordance with the terms of this Plan; (ii) attract and retain valuable Service Providers to the Corporation with a competitive compensation mechanism; and (iii) align the interests of the Service Providers with those of Shareholders1 by devising a compensation mechanism which encourages the prudent maximization of value creation for Shareholders and long-term growth. The Plan seeks to achieve these purposes by providing for awards in the form of Options1, Restricted Share Units1, Performance Share Units1, Deferred Share Units1 and Dividend-Equivalent Rights1.

2.	Definitions

As used in the Plan, the following terms, when capitalized, will have the meanings set out below:

“Account” means a Restricted Share Unit Account, Performance Share Unit Account or Deferred Share Unit Account, as applicable.

“Affiliate” means any Person that, directly or through one or more intermediaries, controls or is controlled by the Corporation, including any Person in which the Corporation owns a significant equity interest, as determined by the Board, provided that an “Affiliate” shall include only those Persons which are “related” to the Corporation (within the meaning of the Tax Act).

“Applicable Withholding Taxes” has the meaning ascribed thereto in Section 9(m)(ii) of the Plan.

“Award” means any Option, Restricted Share Unit, Performance Share Unit, Deferred Share Unit or Dividend- Equivalent Right granted under or pursuant to the Plan. For further clarity, any Option, Restricted Share Unit, Performance Share Unit, Deferred Share Unit or Dividend- Equivalent Right granted under another plan remains subject to the terms and conditions of that other plan and is not impacted by the adoption of this Plan.

“Award Agreement” means any written agreement, contract or other instrument or document, including acknowledgement provided electronically, evidencing any Award granted under the Plan.

“Beneficiary” means any person designated by a Participant (a “Designation”) to receive any amount, securities or property payable under the Plan in the event of a Participant's death or, failing any such effective designation, the Participant's estate, provided that a “Beneficiary” in respect of Deferred Share Units granted to a Participant under the Plan shall be limited to an individual who is a dependent or relation of the Participant or the legal representative of the Participant. A Designation must be by written instrument filed with the Corporation, in a form acceptable to the Corporation. A new valid Designation will cancel any previous Designations.

“Blackout Expiry Date” has the meaning ascribed thereto in Section 6(a)(iv) of the Plan.

“Blackout Restriction Period” means the period during which no Options are permitted to be exercised and no Restricted Share Units, Performance Share Units and a Deferred Share Units are permitted to be redeemed due to trading restrictions imposed by the Corporation in accordance with its trading policies affecting trades by Service Providers in the Corporation's securities.

“Board” means the board of directors of the Corporation as constituted from time to time and, for the purposes of matters relating to the administration of the Plan, shall be deemed to include any committee of the Board to which such administration has been delegated by the Board.

1 Capitalised terms are defined in Section 2.

“Cash Equivalent” means in the case of Restricted Share Units, Performance Share Units or Deferred Share Units, as applicable, the amount of money equal to the Fair Market Value multiplied by the number of Vested Restricted Share Units, Vested Performance Share Units or Vested Deferred Share Units, as applicable, net of any applicable taxes in accordance with Section 9(m), on the Restricted Share Unit Redemption Date, the Performance Share Unit Redemption Date or the Deferred Share Unit Redemption Notice, as applicable; and

“Change of Control” means:

(a)	the acceptance by the Shareholders, representing in the aggregate more than fifty percent (50%) of all issued and outstanding Shares, of any offer, whether by way of a takeover bid or otherwise, for any or all of the Shares;

(a)	the acquisition hereafter, by whatever means (including, without limitation, by way of an arrangement, merger or amalgamation), by a Person (or two or more acting jointly or in concert), directly or indirectly, of the beneficial ownership of Shares or rights to acquire Shares, together with such Person's then owned Shares and rights to acquire Shares, if any, representing more than fifty percent (50%) in aggregate of all issued and outstanding Shares (except where such acquisition is part of a bona fide reorganization of the Corporation in circumstances where the affairs of the Corporation are continued, directly or indirectly, and where the shareholdings remain substantially the same following the reorganization as existed prior to the reorganization);

(b)	the passing of a resolution by the Corporation or the Shareholders to substantially liquidate the assets or wind-up or significantly rearrange the affairs of the Corporation in one or more transactions or series of transactions (including by way of an arrangement, merger or amalgamation) or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such resolution relates to a liquidation, winding-up or re-arrangement as part of a bona fide reorganization of the Corporation in circumstances where the affairs of the Corporation are continued, directly or indirectly, and where the shareholdings remain substantially the same following the reorganization as existed prior to the reorganization);

(c)	the sale by the Corporation of all or substantially all of its assets (other than to an affiliate of the Corporation in circumstances where the affairs of the Corporation is continued, directly or indirectly, and where the shareholdings of the Corporation remain substantially the same following the sale as existed prior to the sale);

(d)	Persons who were proposed as nominees (but not including nominees under a shareholder proposal) to become directors of the Corporation immediately prior to a meeting of the Shareholders involving a contest for, or an item of business relating to, the election of directors of the Corporation, do not constitute at least a majority of the directors of the Corporation following such election; or

(e)	any other event which in the opinion of the Board reasonably constitutes a change of control of the Corporation.

“Corporation” means Skeena Resources Limited, and includes any corporate successor thereto.

“Deferred Share Unit” means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant's Deferred Share Unit Account pursuant to Section 6(d) of the Plan or as a Dividend-Equivalent Right pursuant to Section 6(e) of the Plan, representing the right to receive one fully paid Share on the date of redemption, in the manner, and subject to the terms contained herein.

“Deferred Share Unit Account” has the meaning set out in Section 6(d)(ii) of the Plan.

“Deferred Share Unit Redemption Date” has the meaning set out in Section 6(d)(iv) of the Plan.

“Dividend-Equivalent Right” means a dividend-equivalent right granted pursuant to Section 6(e) of the Plan.

“Dividend Payment Date” has the meaning set out in Section 6(e)(i) of the Plan.

“Dividend Record Date” has the meaning set out in Section 6(e)(i) of the Plan.

“Employee” means an employee, within the meaning of the Tax Act, of the Corporation or an Affiliate.

“Employer” means: (1) with respect to a Participant that is an employee or officer, the entity that employs the Participant or that employed the Participant immediately prior to the termination of his employment; (2) with respect to a Participant who is a director, the entity on whose board the Participant serves or served at the time an Award was granted to the Participant; and (3) with respect to a Participant who is not an Employee, the entity to whom the Participant provides or provided services as an independent contractor; which entity may be in any case, the Corporation or any of its Affiliates.

“Exercise Period” has the meaning set out in Section 6(a)(iii) of the Plan.

“Exercise Price” has the meaning set out in Section 6(a)(ii) of the Plan.

“Expiry Date” has the meaning set out in Section 6(a)(iii) of the Plan.

“Fair Market Value” means: (1) with respect to any property other than the Shares, Restricted Share Units, Performance Share Units or Deferred Share Units, the fair market value of that property determined by those methods or procedures as may be established from time to time by the Corporation, acting reasonably; and (2) with respect to any Shares, Restricted Share Units, Performance Share Units or Deferred Share Units, the volume weighted average trading price for such Shares or the number of Shares underlying such Restricted Share Units, Performance Share Units or Deferred Share Units, as applicable, on the Principal Market for the five days preceding the date of reference on which the Shares traded. If the Shares did not trade, then the Fair Market Value with respect to the Shares, Restricted Share Units, Performance Share Units or Deferred Share Units will be determined by the Board, acting reasonably, using any other appropriate method selected by the Board; and (3) with respect to any Options, including Performance Options, surrendered upon a Change of Control in accordance with Section 4(d), the Fair Market Value of the Shares less the exercise price of the Options.

“insider” has the same meaning as found in the Toronto Stock Exchange Company Manual, and also includes associates and affiliates of the insider; and “issuances to insiders” includes direct and indirect issuances to insiders.

“Option” means an option to acquire a Share granted pursuant to Section 6(a) of the Plan.

“Participant” means any individual Service Provider granted an Award under the Plan or whose Award is stated to be governed by the Plan.

“Participant Compensation” has the meaning set out in Section 6(d)(vi) of the Plan.

“Performance Criteria” means, in respect of a Performance Option or Performance Share Unit, as applicable, that performance criteria determined by the Board as set forth in an Award Agreement provided that such performance criteria shall relate to the performance of the Corporation and/or any of its Affiliates.

“Performance Option” means any Option that is granted to a Participant and is designated as a Performance Option pursuant to Section 6(a)(v).

“Performance Share Unit” means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant pursuant to Section 6(c) of the Plan or as a Dividend-Equivalent Right pursuant to Section 6(e) of the Plan, representing the right to receive one fully paid Share on the date of redemption, in the manner and subject to the terms contained herein.

“Performance Share Unit Account” has the meaning set out in Section 6(c)(ii) of the Plan.

“Performance Share Unit Redemption Date” has the meaning set out in Section 6(c)(v) of the Plan.

“PSU Service Year” has the meaning set out in Section 6(c)(iii) of the Plan.

“Person” means any individual or entity, including a corporation, partnership, association, joint-share corporation, trust, unincorporated organization, or government or political subdivision of a government.

“Plan” means this Skeena Resources Limited 2023 Omnibus Equity Incentive Plan, as may be amended from time to time.

“Principal Market” means the principal stock exchange, quotation system or other market on which the Shares are listed upon which has occurred the greatest trading volume of the Shares for the six months (or, to the extent the Shares have not been listed on a specific exchange for at least six months, the next longest period since the Shares were initially listed there) prior to the date of reference provided, however, that to the extent deemed necessary or appropriate, the Principal Market shall be as determined by the Board in accordance with applicable law, rules and regulations.

“Redemption Date” means, in respect of a Deferred Share Unit, the Deferred Share Unit Redemption Date, in respect of a Performance Share Unit, the Performance Share Unit Redemption Date and in respect of a Restricted Share Unit, the Restricted Share Unit Redemption Date.

“Restricted Share Unit” means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant pursuant to Section 6(b) of the Plan or as a Dividend-Equivalent Right pursuant to Section 6(e) of the Plan, representing the right to receive one fully paid Share on the date of redemption, in the manner and subject to the terms contained herein.

“Restricted Share Unit Account” has the meaning set out in Section 6(b)(ii) of the Plan.

“Restricted Share Unit Redemption Date” has the meaning set out in Section 6(b)(v) of the Plan.

“RSU Service Year” has the meaning set out in Section 6(b)(iii) of the Plan.

“Service Providers” means the directors, officers, employees and consultants (as defined in National Instrument 45 – 106 Section 2.22), (directly or indirectly through a corporation) of the Corporation and/or any Affiliate.

“Shareholders” means the holders of the Shares from time to time.

“Shares” means any or all, as applicable, of the common shares in the capital of the Corporation and any other shares of the Corporation as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made pursuant to Section 4(c) of the Plan, and any other shares of the Corporation or any Affiliate or any successor that may be so designated by the Board.

“Share Units” means Deferred Share Units, Performance Share Units and Restricted Share Units, including any Dividend-Equivalent Rights granted with respect to a Deferred Share Unit, Performance Share Unit and/or Restricted Share Unit.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereto, as amended from time to time.

“Termination Date” means, in respect of a Participant, the date that the Participant ceases to be actively employed by, or ceases to provide services as an independent contractor to, the Corporation or any Affiliate for any reason, without regard to any statutory, contractual or common law notice period that may be required by law following the termination of the Participant's employment or independent contractor relationship with the Corporation or any Affiliate, and regardless of whether termination of the employment or independent contractor relationship is with or without cause or the provision of any notice, pay in lieu of notice, severance or termination pay that may be required by applicable law. The Board will have sole discretion to determine whether a Participant has ceased active employment or ceased status as an independent contractor and the effective date on which the Participant ceased active employment or status of an independent contractor. A Participant will be deemed not to have ceased to be an employee of the Corporation or any of its Affiliate in the case of a transfer of his employment or independent contractor relationship between the Corporation and any Affiliate or a transfer of employment or independent contractor relationship between Affiliates.

“Triggering Event” has the meaning set out in Section 6(d)(iii) of the Plan.

“Vested Award” means an Award which has become vested in accordance with the provisions of the Plan and applicable Award Agreement or in respect of which the vesting date has been accelerated pursuant to Sections 4(e), 7, or 9(a) of the Plan.

“Vested Deferred Share Unit” means a Deferred Share Unit which has vested.

“Vested Option” means an Option which has vested.

“Vested Performance Share Unit” means a Performance Share Unit which has vested.

“Vested Restricted Share Unit” means a Restricted Share Unit which has vested.

3.	Administration

(a)	The Plan will be administered by the Board, or an independent committee of the Board which shall, from time to time, at its sole and absolute discretion: (i) interpret and administer the Plan and Award Agreements; (ii) establish, amend and rescind any rules and regulations relating to the Plan and Award Agreements; and (iii) make any other determinations that the Board deems necessary or desirable for the administration of the Plan and Award Agreements. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan and any Award Agreement in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Board with respect to the administration and interpretation of the Plan and any Award Agreement shall be final, conclusive and binding on all parties concerned.

(b)	Notwithstanding any other provision of the Plan, Awards granted to Participants resident for tax purposes in the United States will also be governed by the terms and conditions set forth in Schedule “A” hereto.

(c)	Subject to the terms of the Plan and applicable law, the Board may delegate to one or more officers or managers of the Corporation or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Board will determine to grant, cancel, modify, waive rights with respect to, alter, discontinue, suspend, or terminate Awards.

4.	Shares Available for Awards

(a)	Shares Available.

(i)	Maximum Number of Shares Available. The maximum number of Shares available for issuance pursuant to the exercise or redemption, as applicable, of Awards granted under the Plan, together with Shares issuable pursuant to all other security-based compensation arrangements of the Corporation shall not exceed 10% of the issued and outstanding Shares (calculated on non-diluted basis) from time to time (the “Reserve”).

(ii)	Maximum Number of Shares Available for Awards of Share Units. Nothwithstanding the generality of Section 4(a)(i), the maximum number of Shares available for issuance pursuant to the redemption of Share Units granted under the Plan shall not exceed 5% of the issued and outstanding Shares (calculated on non-diluted basis) from time to time (the “Share Unit Reserve”).

(b)	Maximum Shares Available for Specific Individuals and Groups.

(i)	The maximum number of Shares available for issuance pursuant to the exercise or redemption, as applicable, of Awards granted under the Plan and awards granted under all of the Corporation's other security based compensation arrangements in any calendar year to any one Participant shall not exceed, in aggregate, 2.5% of the total issued and outstanding Shares (calculated on non-diluted basis), subject to the adjustments provided in Section 4(c).

(ii)	The maximum number of Shares of the Corporation issuable to insiders at any time under the Plan and under all of the Corporation's other security-based compensation arrangements, shall not exceed 10% of the Corporation’s total issued and outstanding securities, subject to the adjustments provided in Section 4(c).

(iii)	The maximum number of Shares of the Corporation issued to insiders within any one year period under the Plan and all of the Corporation's other security based compensation arrangements, shall not exceed 10% of the Corporation’s total issued and outstanding securities, subject to the adjustments provided in Section 4(c).

(iv)	The aggregate number of Shares issuable to directors of the Corporation who are not officers or employees of the Corporation under the Plan and all of the Corporation's other security based compensation arrangements shall be limited to 1.2% of the issued and outstanding Shares (calculated on non-diluted basis) provided that the value of all Awards and all other security based compensation arrangements of the Corporation issuable to any one director who is not an officer or employee of the Corporation within any one year period shall not exceed a grant value of $100,000 of Options and $150,000 in total equity. Directors of the Corporation who are not officers or employees of the Corporation shall not be eligible to be granted Restricted Share Units or Performance Share Units pursuant to the Plan.

(v)	Notwithstanding Section 4(b)(iv) above, but subject to the other limitations set out in this section, upon joining the board, an initial one-time award of Shares to a new director of the Corporation who is not an officer or employee of the Corporation, up to a maximum value of $100,000, shall be permissible and shall not be subject to the limitations set out in Section 4(b)(iv) along with any awards made in lieu of cash fees as long as awards are made at an equivalent value to the cash fees for which the award is being exchanged. Disclosure and rationale related to the initial one-time award shall be clearly provided in the Corporation’s public disclosure documents for the year during which the award occurred.

(c)	Adjustments. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, share split, share dividend, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Corporation, issuance of warrants or other rights to purchase Shares or other securities of the Corporation, or other similar corporate transactions or events that affect the Shares (which affect is not adequately dealt with under Section 6(e)) such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and any Awards granted under the Plan, then the Board will, in any manner as it may deem equitable, subject to, if applicable, approval of any applicable stock exchange, adjust any or all of: (1) the number and kind of Shares or other securities which thereafter may be made the subject of Awards; (2) the number and kind of Shares or other securities subject to outstanding Awards; and (3) the Fair Market Value or the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares will always be a whole number. Notwithstanding the foregoing, any adjustments made pursuant to this Section 4(c) shall be such that the “in-the-money” value of any Option granted hereunder shall not be increased and that all Options, Deferred Share Units, Restricted Share Units and Performance Share Units are continuously governed by section 7 of the Tax Act.

(d)	Change of Control. If a Change of Control occurs, and unless otherwise provided in an Award Agreement or a written employment contract between the Corporation and a Participant and except as otherwise set out in this Section 4(d), the Board, may provide that: (1) the successor corporation or entity will assume each Award or replace it with a substitute Award on terms substantially similar to the existing Award; (2) the Awards will be surrendered for a cash payment made by the successor corporation or entity equal to the Fair Market Value thereof; or (3) any combination of the foregoing will occur, provided that the replacement of any Option with a substitute Option shall, at all times, comply with the provisions of subsection 7(1.4) of the Tax Act, and the replacement of any Award with a substitute Option, substitute Deferred Share Unit, substitute Restricted Share Unit or substitute Performance Share Unit shall be such that the substitute Award shall continuously be governed by section 7 of the Tax Act.

(e)	Acceleration on Change of Control. If within 12 months following a Change of Control, and unless otherwise provided in an Award Agreement or a written employment contract between the Corporation and a Participant, a Participant’s service, consulting relationship, or employment with the Corporation, an Affiliate or the continuing entity is terminated without cause, or the Participant resigns from his or her employment as a result of either (i) a substantial diminution in the Participant’s authorities, duties, responsibilities, status (including officers, titles, and reporting requirements) from those in effect immediately prior to the Change of Control; (ii) the Corporation requiring the Participant to be based at a location in excess of one hundred (100) kilometers from the location of the Participant’s principal job location or office immediately prior to a Change of Control; or (iii) a reduction in the Participant’s base salary, or a substantial reduction in the Participant’s target compensation under any incentive compensation plan, as in effect as of the date of a Change of Control, then the vesting of all Awards then held by such Participant (and, if applicable, the time during which such Awards may be exercised) will have all of their Options, Deferred Share Units, Restricted Share Units or Performance Share Units, as applicable, immediately vest. In the event that an Award is subject to vesting upon the attainment of Performance Criteria, then the number of Options, Deferred Share Units, Restricted Share Units or Performance Share Units that shall immediately vest will be determined by multiplying the Award Agreement by the pro rata Performance Criteria achieved by the Termination Date.

5.	Eligibility

Any Service Provider shall be eligible to be designated a Participant, provided that only non-Employee members of the Board shall be eligible to be granted Deferred Share Units.

6.	Awards

(a)	Options. The Board may grant to a Participant an option to purchase a Share (each, an “Option”) which will contain the following terms and conditions and any additional terms and conditions, not inconsistent with the provisions of the Plan, as the Board determines at the time of the grant:

(i)	Award Agreement. Each Option shall be evidenced by an Award Agreement containing the applicable terms and conditions required in the Plan and such other terms and conditions not inconsistent with the Plan as the Corporation, in its sole discretion, may deem appropriate.

(ii)	Exercise Price. The purchase price per Share purchasable under an Option (the “Exercise Price”) will be determined by the Board and set out in the Award Agreement; provided, that the Exercise Price shall not be less than the trading price for such Shares at the time of the most recent close on the Toronto Stock Exchange at the time of grant of that Option.

(iii)	Time and Method of Exercise. Subject to the terms of Section 7 of the Plan, the Board will determine the vesting conditions, the time or times at which an Option may be exercised (the “Exercise Period”) in whole or in part, the date of expiry of the Exercise Period (the “Expiry Date”) and the method or methods by which, and the form or forms in which payment of the Exercise Price with respect thereto may be made. However, the Expiry Date of any Option that is granted will not be more than 5 years after the Date the Option is granted.

(iv)	Blackout Restriction Periods. If the Expiry Date for an Option occurs during a Blackout Restriction Period applicable to the relevant Participant, or within 10 business days after the expiry of a Blackout Restriction Period applicable to the relevant Participant, then the Expiry Date for that Option shall be the date that is the 10th business day after the expiry date of the Blackout Restriction Period (the “Blackout Expiry Date”). This Section 6(a)(iv) applies to all Options outstanding under the Plan.

(v)	Performance Options. The Board may, at the time an Option is granted to a Participant under the Plan, designate such Option as a Performance Option and in the event that Options are designated as Performance Options, such Performance Options shall vest based in whole or in part on the Performance Criteria set forth in the applicable Award Agreement.

(b)	Restricted Share Units. The Board may grant to a Participant Restricted Share Units each of which will consist of the right to receive, at the sole discretion of the Board, one Share or the Cash Equivalent as at the date of redemption, subject to the terms of any applicable Award Agreement, and which are subject to such restrictions as the Board may impose, which restrictions may lapse separately or in combination at any time or times, in such installments or otherwise, as the Board may deem appropriate. The Board may impose any conditions or restrictions on the vesting or redemption of Restricted Share Units as it may deem appropriate.

(i)	Award Agreement. Each Restricted Share Unit shall be evidenced by an Award Agreement containing the applicable terms and conditions required in the Plan and such other terms and conditions not inconsistent with the Plan as the Corporation, in its sole discretion, may deem appropriate.

(ii)	Restricted Share Unit Account. An Account, to be known as a “Restricted Share Unit Account”, shall be maintained by the Corporation for each Participant. On the date of grant, the Account will be credited with the Restricted Share Units granted to a Participant on that date.

(iii)	RSU Service Year. At the time of grant of a Restricted Share Unit, the Board shall specify the year of service of the Participant in respect of which the Restricted Share Unit is granted (the “RSU Service Year”).

(iv)	RSU Vesting Period. No vesting condition for a Restricted Share Unit shall extend beyond December 15 of the third calendar year following the RSU Service Year in respect of which the Restricted Share Units were granted and all vesting conditions for a Restricted Share Unit shall be such that the Restricted Share Unit complies at all times with the exception in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act.

(v)	Redemption of Restricted Share Units. Subject to the terms of Section 7 of the Plan, after any Restricted Share Units become Vested Restricted Share Units, on the date that is no less than three years following the end of the relevant RSU Service Year, or such other date determined by the Board, in its sole discretion (the “Restricted Share Unit Redemption Date”), such Vested Restricted Share Units shall be redeemed, at the sole discretion of the Board, for the Cash Equivalent, Shares issued from treasury or a combination of the Cash Equivalent and Shares from treasury. Subject to the foregoing and Section 9(l), in the case of Shares issued from treasury, one Share shall be issued from the treasury of the Corporation to the Participant or the Participant's Beneficiary, as applicable, for each of such Vested Restricted Share Units.

(vi)	Blackout Restriction Periods. If the Restricted Share Unit Redemption Date for a Restricted Share Unit occurs during a Blackout Restriction Period applicable to the relevant Participant, or within 10 business days after the expiry of a Blackout Restriction Period applicable to the relevant Participant, then the Restricted Share Unit Redemption Date for that Restricted Share Unit shall be the date that is the 10th business day after the expiry date of the Blackout Restriction Period. This Section 6(b)(v) applies to all Restricted Share Units outstanding under the Plan.

(c)	Performance Share Units. The Board may grant to a Participant Performance Share Units each of which will consist of the right to receive, at the sole discretion of the Board, one Share or the Cash Equivalent as at the date of redemption, subject to the terms of any applicable Award Agreement, and which are subject to such restrictions as the Board may impose, which restrictions may lapse separately or in combination at any time or times, in such installments or otherwise, as the Board may deem appropriate. The Board may impose any conditions or restrictions on the vesting or redemption of Performance Share Units as it may deem appropriate.

(i)	Award Agreement. Each Performance Share Unit shall be evidenced by an Award Agreement containing the applicable terms and conditions required in the Plan and such other terms and conditions not inconsistent with the Plan as the Corporation, in its sole discretion, may deem appropriate.

(ii)	Performance Share Unit Account. An Account, to be known as a “Performance Share Unit Account”, shall be maintained by the Corporation for each Participant. On the date of grant, the Account will be credited with the Performance Share Units granted to a Participant on that date.

(iii)	PSU Service Year. At the time of grant of a Performance Share Unit, the Board shall specify the year of service of the Participant in respect of which the Performance Share Unit is granted (the “PSU Service Year”).

(iv)	PSU Vesting Period. No vesting condition for a Performance Share Unit shall extend beyond December 15 of the third calendar year following the PSU Service Year in respect of which the Performance Share Units were granted and all vesting conditions for a Performance Share Unit shall be such that the Performance Share Unit complies at all times with the exception in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act.

(v)	Redemption of Performance Share Units. Subject to the terms of Section 7 of the Plan, after any Performance Share Units become Vested Performance Share Units, on the date which is no less than three years following the end of the relevant PSU Service Year, or such other date determined by the Board, in its sole discretion (the “Performance Share Unit Redemption Date”), such Vested Performance Share Units shall be redeemed, at the sole discretion of the Board, for the Cash Equivalent, Shares issued from treasury or a combination of the Cash Equivalent and Shares from treasury. Subject to the foregoing and Section 9(l), in the case of Shares issued from treasury, one Share shall be issued from the treasury of the Corporation to the Participant or the Participant's Beneficiary, as applicable, for each of such Vested Performance Share Units.

(vi)	Blackout Restriction Periods. If the Performance Share Unit Redemption Date for a Performance Share Unit occurs during a Blackout Restriction Period applicable to the relevant Participant, or within 10 business days after the expiry of a Blackout Restriction Period applicable to the relevant Participant, then the Performance Share Unit Redemption Date for that Performance Share Unit shall be the date that is the 10th business day after the expiry date of the Blackout Restriction Period. This Section 6(c)(v) applies to all Performance Share Units outstanding under the Plan.

(vii)	Performance Criteria. The Performance Share Units shall vest based in whole or in part on the Performance Criteria set forth in the applicable Award Agreement. Notwithstanding any other provision of the Plan, but subject to the limits described in Section 3 and 4 hereof and any other applicable requirements of the Principal Market or other regulatory authority, the Board reserves the right to make, in the applicable Award Agreement or otherwise, any additional adjustments to the number of Shares to be issued pursuant to any Performance Share Units if, in the sole discretion of the Board, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan.

(d)	Deferred Share Units. The Board may grant to non-Employee members of the Board Deferred Share Units, which may have all of the rights and restrictions that may be applicable to Restricted Share Units or Performance Share Units, except that the Deferred Share Units may not be redeemed until the Participant has ceased to hold all offices, employment and directorships with the Corporation and all affiliates (within the meaning of that term in Income Tax Folio S2-F1-C2, Retiring Allowances, or any successor publication thereto) of the Corporation.

(i)	Award Agreement. Each Deferred Share Unit shall be evidenced by an Award Agreement containing the applicable terms and conditions required in the Plan and such other terms and conditions not inconsistent with the Plan as the Corporation, in its sole discretion, may deem appropriate.

(ii)	Deferred Share Unit Account. An Account, to be known as a “Deferred Share Unit Account” shall be maintained by the Corporation for each Participant. On the date of grant, the Account will be credited with the Deferred Share Units granted to a Participant on that date and all such Deferred Share Units shall immediately be Vested Deferred Share Units.

(iii)	No Payment until Cessation of Employment. Notwithstanding any other provision of the Plan, no payment shall be made in respect of a Deferred Share Unit until after the earliest time of: (i) the Participant's death; or (ii) the latest time that the Participant ceases to be an employee, officer or director of the Corporation or any affiliate (within the meaning of that term in Income Tax Folio S2-F1-C2, Retiring Allowances, or any successor publication thereto) of the Corporation (such time is referred to as the “Triggering Event”).

(iv)	Redemption of Deferred Share Units. After the occurrence of a Triggering Event in respect of a Participant, on December 15th of the calendar year commencing immediately after the date of the Triggering Event, or such other date determined by the Board, in its sole discretion (the “Deferred Share Unit Redemption Date”), the Vested Deferred Share Units credited to the Participant's Deferred Share Unit Account shall be redeemed, at the sole discretion of the Board, in cash, Shares issued from treasury or a combination of both cash and Shares from treasury. Subject to Section 9(l), in the case of Shares issued from treasury, one Share shall be issued from the treasury of the Corporation to the Participant or the Participant's Beneficiary, as applicable, for each of such Vested Deferred Share Unit. All payments in respect of a Deferred Share Unit shall, subject to Section (v), be made no later than December 31st of the year commencing immediately after the occurrence of the Triggering Event.

(v)	Blackout Restriction Periods. If the Deferred Share Unit Redemption Date for a Deferred Share Unit occurs during a Blackout Restriction Period applicable to the relevant Participant, or within 10 business days after the expiry of a Blackout Restriction Period applicable to the relevant Participant, then the Deferred Share Unit Redemption Date for that Deferred Share Unit shall be the date that is the 10th business day after the expiry date of the Blackout Restriction Period. This Section (v) applies to all Deferred Share Units outstanding under the Plan.

(vi)	Conversion of Compensation into Deferred Share Units. Subject to such rules, regulations and conditions as the Board, in its sole discretion, may impose, a Participant may elect, irrevocably, no later than December 15th of the calendar year preceding the year in which the election is to be effective, to have all or a portion of his ordinary cash compensation (the “Participant Compensation”) to be paid by his Employer to such Participant for services to be performed in the calendar year following the date of the election, satisfied by way of Deferred Share Units credited to his Deferred Share Unit Account (with the remainder to be received in cash), by completing and delivering to the Corporation an initial written election, in such form as may be approved by the Board. Such election shall set out the percentage of such Participant's compensation that the Participant wishes to be satisfied in the form of Deferred Share Units (with the remaining percentage to be paid in cash), within the limitations of this Section (vi), for the calendar year for which the election is made and for subsequent years unless the Participant amends his election pursuant to this Section (vi). All Deferred Share Units granted pursuant to an election under this Section (vi) shall be immediately Vested Deferred Share Units.

(A)	A Participant may initiate or change the percentage of his Participant Compensation to be satisfied in the form of Deferred Share Units for any subsequent calendar year by completing and delivering to the Corporation a new written election no later than December 15 of the calendar year immediately preceding the calendar year to which the Participant Compensation relates.

(B)	Notwithstanding anything in this Section (vi), an election can only be made during the time periods prescribed by the Board or otherwise in accordance with Corporation policy; provided that no election will be permitted to be made or altered after December 31st of the calendar year immediately preceding the year in which the election is to be effective.

(C)	Any election made by a Participant under this Section (vi) shall designate the percentage, if any, of the Participant Compensation that is to be satisfied in the form of Deferred Share Units, all such designations to be in increments of five percent (5%).

(D)	A Participant's election received by the Corporation under this Section (vi) shall be irrevocable and shall continue to apply with respect to his Participant Compensation for any subsequent calendar year unless the Participant amends his election under this Section (vi).

(E)	Where there is no election that complies with this Section (vi) in effect for a Participant for a particular calendar year, such Participant shall be deemed to have elected to receive his Participant Compensation for the applicable calendar year in cash.

(e)	Dividend-Equivalent Rights. The Board may grant to eligible Participants the rights described below as Dividend-Equivalent Rights.

(i)	Unless otherwise determined by the Board in its sole discretion or as may otherwise be set out in the applicable Award Agreement, on the payment date for cash dividends paid on Shares (the “Dividend Payment Date”), each Participant's Restricted Share Unit Account, Performance Share Unit Account and/or Deferred Share Unit Account, as applicable, shall be credited with additional Restricted Share Units, Performance Share Units or Deferred Share Units, as applicable, in respect of Restricted Share Units, Performance Share Units or Deferred Share Units, as applicable, credited to and outstanding in the Participant's Account(s) as of the record date for payment of such dividends (the “Dividend Record Date”). The number of such additional Restricted Share Units, Performance Share Units or Deferred Share Units, as applicable, to be credited to the Participant's Account(s) will be calculated (to two decimal places) by dividing the total amount of the dividends that would have been paid to such Participant if the Restricted Share Units, Performance Share Units or Deferred Share Units, as applicable, in the Participant's Account (including fractions thereof), as of the Dividend Record Date, were Shares, by the Fair Market Value of a Share on the Dividend Payment Date. The terms and conditions of any such additional Restricted Share Units, Performance Share Units or Deferred Share Units shall be identical to the underlying Restricted Share Units, Performance Share Units or Deferred Share Units held by such Participant.

(ii)	Notwithstanding anything else in this Section (e), no additional Restricted Share Units, Performance Share Units or Deferred Share Units will be credited or granted pursuant to this Section (e) where the Dividend Record Date relating to dividends falls after the Participant ceases to be a Service Provider.

7.	Cessation of Employment and Forfeitures

Except as otherwise provided in the applicable Award Agreement or a written employment contract between the Corporation and a Participant, and subject to any express resolution passed by the Board or exercise of discretion by the Board, and further subject to the conditions that no Option may be exercised in whole or in part after the expiration of the period specified in the applicable Award Agreement and that no redemption can be made in respect of a Restricted Share Unit, Performance Share Unit or Deferred Share Unit other than during the time periods specified in Sections 6(b), 6(c) and 6(d) of the Plan:

(a)	if, prior to the expiry of any Options, a Participant ceases to be a Service Provider:

(i)	by reason of death or long-term disability (as reasonably determined by the Corporation) of such Participant, then:

(A)	all outstanding unvested Options granted to such Participant shall immediately and automatically terminate other than those Options which would have vested within the one-year period following the date of such termination if such termination had not occurred, which Options shall for this purpose be deemed to be vested upon such termination; and

(B)	only such Participant or the person or persons to whom such Participant's rights under the Options pass by such Participant's will or applicable law shall have the right to exercise part or all of such Participant's outstanding and vested Options (including, for greater certainty, any Options which are deemed to vest in accordance with this Section (A) at any time up to and including (but not after) the earlier of: (i) the date which is one (1) year following the date of death or long term disability (as reasonably determined by the Corporation) of such Participant; or (ii) the Expiry Date(s) of such Options; or

(ii)	for any reason, other than as provided in this Section (i), then:

(A)	all outstanding unvested Options granted to such Participant shall, unless otherwise provided, immediately and automatically terminate; and

(B)	such Participant shall have the right to exercise part or all of his or her outstanding vested Options at any time up to and including (but not after) the earlier of: (i) the date which is ninety (90) days following the date of such termination, resignation or cessation of employment; and (ii) the Expiry Date(s) of the vested Options; and

(b)	if, prior to the Redemption Date of any Performance Share Units or any Restricted Share Units, a Participant ceases to be a Service Provider:

(i)	for any reason whatsoever including, without limitation, termination of his employment by his employer for cause or voluntary resignation, but excluding the circumstances described in Sections 7(b)(ii) and 7(b)(iii), all Performance Share Units and all Restricted Share Units of such Participant shall be immediately forfeited upon such event, all rights of the Participant under the Plan shall terminate and no cash shall be payable at any time in lieu of such forfeited Performance Share Units and Restricted Share Units;

(ii)	by reason of death, long term disability, retirement from active employment (as reasonably determined by the Corporation) or for any other reason as may be specifically approved by the Board, other than for the reasons set forth in Sections 7(b)(i) and 7(b)(iii), the Plan in all respects shall continue with respect to such Participant's Performance Share Units and Restricted Share Units and the Participant, or the person or persons to whom the Performance Share Units and Restricted Share Units pass by the Participant's will or applicable law shall be entitled to redeem and receive payment for such Performance Share Units and Restricted Share Units that such Participant is entitled to on each applicable Redemption Date in accordance with the terms of the Plan; or

(iii)	by reason of termination of his employment without cause then the Participant shall be entitled to redeem and receive payment for each Performance Share Unit and each Restricted Share Unit that such Participant would be entitled to on each applicable Redemption Date in accordance with the terms of the Plan; provided, however, that in the event that any Restricted Share Units or Performance Share Units are subject to performance criteria, the Board shall consider the extent of satisfaction of such performance criteria in determining the number of Restricted Share Units or Performance Share Units that shall vest, and further provided that:

(A)	in respect of each such Performance Share Unit, the Performance Share Unit Redemption Date falls within the notice period provided to such Participant, as set forth by the Corporation, upon termination of his employment and, if the Performance Share Unit Redemption Date falls after completion of the notice period provided in connection with such termination of employment, then such Performance Share Unit of such Participant shall be immediately forfeited upon such event and all rights of the Participant under the Plan relating thereto shall terminate unless otherwise determined by the Board in its sole discretion; and

(B)	in respect of each such Restricted Share Unit, the Restricted Share Unit Redemption Date falls within the notice period provided to such Participant, as set forth by the Corporation, upon termination of his employment and, if the Restricted Share Unit Redemption Date falls after completion of the notice period provided in connection with such termination of employment, then such Restricted Share Unit of such Participant shall be immediately forfeited upon such event and all rights of the Participant under the Plan relating thereto shall terminate unless otherwise determined by the Board in its sole discretion;

(c)	subject to the other paragraphs in this Section 7, if the relationship of the Participant is terminated for any reason prior to the expiry of an Option or prior to the Redemption Date of any Performance Share Unit or Restricted Share Unit, whether or not such termination is with or without notice, adequate notice or legal notice or is with or without legal or just cause, the Participant's rights shall be strictly limited to those provided for in this Section 7, or as otherwise provided in the applicable Award Agreement or written employment contract between the Participant and the Corporation, and, without limiting the generality of the foregoing, in the event that an Option is not vested and exercised prior to the applicable deadline in Section 7(a) or a Performance Share Unit or Restricted Share Unit is not vested and redeemed prior to the applicable deadline in Section 7(b), such Award shall be forfeited and all rights of the Participant under the Plan to such Award shall terminate immediately after the deadline has passed and no cash shall be payable at any time in lieu of such forfeited Award. Unless otherwise specifically provided in writing, the Participant shall have no claim to or in respect of any Award which may have or would have vested had due notice of termination of employment been given nor shall the Participant have any entitlement to damages or other compensation in respect of any Award or loss of profit or opportunity which may have or would have vested or accrued to the Participant if such wrongful termination or dismissal had not occurred or if due notice of termination had been given. This provision shall be without prejudice to the Participant's rights to seek compensation for lost employment income or lost employment benefits (other than those accruing under or in respect of the Plan) in the event of any alleged wrongful termination or dismissal;

(d)	the transfer of a Service Provider from the Corporation to a subsidiary, from a subsidiary to the Corporation or from one subsidiary to another subsidiary, shall not be considered a cessation of employment or services, nor shall it be considered a cessation of employment if an Employee is placed on such other leave of absence or transition arrangement which is considered by the Corporation as continuing intact the employment relationship for the same period. In the case of a leave of absence or transition arrangement, the employment relationship shall be continued until the date when an Employee's right to employment with the Corporation or a subsidiary is terminated by operation of law or by contract, except that in the event the Employee chooses not to renew active employment at the end of any leave of absence or transition arrangement, the employment relationship shall be deemed to have ceased at the beginning of the leave of absence or transition arrangement.

8.	Amendments and Adjustments

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a)	Amendments to the Plan. Subject to the requirements of applicable law, rules and regulations, the Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any Shareholder, Participant, other holder or Beneficiary of an Award, or other Person; provided, however, that, subject to the Corporation's rights to adjust Awards under Sections (c) and (d), any amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant or holder or Beneficiary of any Award previously granted, will not to that extent be effective without the consent of the Participant or holder or Beneficiary of an Award, as the case may be, such consent not to be unreasonably withheld; and provided further, however, that notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the Shareholders, no amendment, alteration, suspension, discontinuation, or termination will be made that would:

(i)	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4;

(ii)	reduce the exercise price or extend the term of any Award;

(iii)	have the effect of cancelling any Awards and concurrently reissuing such Awards on different terms;

(iv)	remove or exceed the individual participation limits in Section 4(b)(i);

(v)	remove or exceed the insider participation limits in Sections 4(b)(ii) and 4(b)(iii);

(vi)	modify or amend the limits in Section 4(b)(iv);

(vii)	increase limits imposed on the participation of directors that are not officers or employees of the Corporation;

(viii)	otherwise cause the Plan to cease to comply with any tax or regulatory requirement, including for these purposes any approval or other requirement;

(ix)	have the effect of amending this Section 8(a);

(x)	modify or amend the provisions of the Plan in any manner which would permit Awards, including those previously granted, to be transferable or assignable in a manner otherwise than as provided for by Section 9(g)9(e); or

(xi)	change the eligible Service Providers under the Plan which would have the potential of broadening or increasing insider participation.

Without limitation to the generality of the foregoing, Shareholder approval will not be required for any of the following types of amendments:

(xii)	amendments of a “housekeeping” nature (including, without limitation, to clarify the meaning of an existing provision of this Plan, correct or supplement any provision of this Plan that is consistent with any other provision of this Plan, correct any grammatical or typographical errors or amend the definitions in this Plan regarding administration of this Plan); or

(xiii)	a change to the termination provisions of Options which does not entail an extension beyond the original Expiry Date.

(b)	Amendments to Awards. The Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award previously granted, prospectively or retroactively; provided, however, that, subject to the Corporation's rights to adjust Awards under Sections (c) and (d), any amendment, alteration, suspension, discontinuation, cancellation or termination that would impair the rights of any Participant or holder or Beneficiary of any Award previously granted, will not to that extent be effective without the consent of the Participant or holder or Beneficiary of an Award, as the case may be.

(c)	Adjustment of Awards upon Certain Acquisitions. In the event the Corporation or any Affiliate assumes outstanding employee awards or the right or obligation to make future awards in connection with the acquisition of another business or another corporation or business entity, the Board may, subject to, if applicable, approval of the Principal Market, make any adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it deems appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.

(d)	Adjustments of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to, if applicable, approval of the Principal Market, the Board is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or non-recurring events (including, without limitation, the events described in Sections 4(c) and 4(d)) affecting the Corporation, any affiliate, or the financial statements of the Corporation or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that those adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

9.	General Provisions

(a)	Acceleration. Subject to Section 4(e), the Board may, in its sole discretion, at any time permit the acceleration of vesting of any or all Awards.

(b)	No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(c)	Awards May Be Granted Separately or Together. Awards may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution for any other Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

(d)	Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Corporation or an Affiliate upon the grant, exercise, surrender, redemption, payment or settlement of an Award may be made in such form or forms as the Board will determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Board. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

The Board may provide for financing broker dealers (including payment by the Corporation of commissions) and may establish procedures (including broker dealer assisted cashless exercise) for payment of Applicable Withholding Taxes.

For greater certainty: (i) Awards that are specified in the applicable Award Agreement to be settled solely in cash shall not be an Award for the purposes of the calculations in Section 4(a)(ii); (ii) in the case of an Award Agreement that is amended by the Corporation (and, if applicable, the Participant) in accordance with the Plan and the Award Agreement to provide for settlement of some or all of the applicable Award in cash, the Award subject to such amendment shall cease to be an Award for the purposes of the calculations in Section 4(a)(ii) and the Reserve will be increased by the number of Awards that are the subject of such amendment; and (iii) in the case of an Award Agreement that is amended by the Corporation (and, if applicable, the Participant) in accordance with the Plan and the Award Agreement to provide for settlement of some or all of the applicable Award in Shares, the Reserve will be decreased by the number of Awards that are the subject of such amendment. Unless otherwise determined in the applicable Award Agreement, in the circumstances set out in (i) and (ii) above, all other terms of the Plan and the Award Agreement shall be interpreted to refer to the settlement of the applicable Award in cash in lieu of Shares.

(e)	Clawback/Recoupment. In situations where: (i) the Award received by a Participant or former Participant was calculated based or contingent upon the achievement of certain financial results that were subsequently the subject of or affected by a material restatement of all or a portion of the Corporation's financial statements for any reason other than a change in accounting policy with retroactive effect; and (ii) the Participant or former Participant failed to comply with the Corporation's internal policies or engaged in gross negligence, intentional misconduct, theft, embezzlement, illegality, fraud or other serious misconduct that in the Board's opinion caused, or potentially caused, the need for the restatement; and (iii) the Award received would have been lower had the financial results been properly reported, then the Board may, to the extent permitted by applicable laws and to the extent it determines it is in the Corporation's best interest to do so, require reimbursement of all or any portion, as may be determined by the Board after a review of all relevant facts and circumstances, of an Award(s) received, Shares issued upon exercise of an Option or payment made pursuant to a redemption of a Share Unit by a Participant or former Participant within 36 months of the date on which the Company (a) publicly files the restated financial statements, or if no restatement is filed, the date financial results are made available to the Board correcting the erroneous or inaccurate data contained therein; or (b) discovers the gross negligence, intentional misconduct, theft, embezzlement, illegality, fraud or other serious misconduct.

(f)	No Hedging. No Participant shall enter into any transaction that has the effect of offsetting the economic value of any direct or indirect interest of such Participant in any Awards issued pursuant to this Plan and/or any Shares of the Company owned by such Participant (including, without limitation, through the purchase of prepaid variable forward contracts, equity swaps, collars or units of exchange funds that are designed to hedge or offset a decrease in the market value of Awards granted to such insiders hereunder or otherwise held directly or indirectly by such Participants).

(g)	Limits on Transfer of Awards.

(i)	No Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will, by the laws of descent or by the designation of a Beneficiary by a Participant and any such purported assignment, alienation, pledge, attachment, sale or other transfer or encumbrance will be void and unenforceable against the Corporation or any Affiliate.

(ii)	Each Award, and each right under any Award, will be exercisable during the Participant's lifetime only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative.

(h)	Terms of Awards. Subject to the terms of the Plan, the term of each Award will be for such period as may be determined by the Board; provided, however, that the term of any Award of Options shall not exceed a period of five years from the date of its grant, and the term of any Award of Restricted Share Units or Performance Share Units shall not extend beyond December 15 of the third calendar year following the RSU Service Year or PSU Service Year, as applicable.

(i)	Share Certificates. All certificates for Shares delivered under the Plan pursuant to any Award or the grant, exercise, surrender, redemption, payment or settlement thereof will be subject to any cease trade or stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of Canadian securities regulators, the Securities and Exchange Commission, any stock exchange upon which such Shares are then listed, and any applicable federal, state, provincial or territorial securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(j)	Delivery of Shares or Other Securities and Payment by Participant of Consideration. No Shares or other securities will be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement is received by the Corporation. Such payment may be made by such method or methods and in such form or forms as the Board will, subject to applicable laws and any applicable stock exchange requirements, determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof; provided that the combined value, as determined by the Board, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Corporation, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Corporation.

(k)	No Shareholder Rights. Under no circumstances shall Options, Restricted Share Units, Performance Share Units, Deferred Share Units, Dividend-Equivalent Rights or any other Award made under the Plan be considered Shares or other securities of the Corporation, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, including, without limitation, voting rights, entitlement to receive dividends or other distributions or rights on liquidation, nor shall any Participant be considered the owner of Shares by virtue of any Award.

(l)	No Right to Awards. No Participant or other Person will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(m)	Taxes and other Withholdings.

(i)	Neither the Corporation nor any Affiliate is liable for any tax or other liabilities or consequences imposed on any Participant (or any Beneficiary) as a result of the granting or crediting, holding, exercise, surrender or redemption of any Awards under this Plan, whether or not such costs are the primary responsibility of the Corporation or Affiliate. It is the responsibility of the Participant (or Beneficiary) to complete and file any tax returns which may be required under any applicable tax laws within the period prescribed by such laws.

(ii)	The Corporation or any Affiliate is authorized to deduct or withhold from any Award granted, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant such amount as may be necessary so as to ensure the Corporation and any Affiliate will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions (the “Applicable Withholding Taxes”), and to take any other action as may be necessary in the opinion of the Corporation or Affiliate, acting reasonably, to satisfy all obligations for the payment of those Applicable Withholding Taxes, including, for greater certainty, requiring a Participant, as a condition to the exercise or redemption of an Award, to pay or reimburse the Corporation or Affiliate, as applicable, for any Applicable Withholding Taxes. The Corporation or Affiliate may sell any Shares withheld, in such manner and on such terms as it deems appropriate, and shall apply the proceeds of such sale to the payment of Applicable Withholding Taxes or other amounts, and shall not be liable for any inadequacy or deficiency in the proceeds received or any amounts that would have been received, had such Shares been sold in a different manner or on different terms.

(n)	No Limit on Other Compensation Arrangements. Nothing contained in the Plan will prevent the Corporation or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and those arrangements may be either generally applicable or applicable only in specific cases.

(o)	Collection of Personal Information. Each Participant shall provide the Corporation and the Board with all information they require in order to administer the Plan. The Corporation and the Board may from time to time transfer or provide access to such information to a third party service provider for purposes of the administration of the Plan provided that such service providers will be provided with such information for the sole purpose of providing such services to the Corporation. By accepting an Award, each Participant acknowledges that information may be so provided and agrees to its provision on the terms set forth herein. Except as specifically contemplated in this Section 9(o), the Corporation and the Board shall not disclose the personal information of a Participant except: (i) in response to regulatory filings or other requirements for the information by a governmental authority with jurisdiction over the Corporation; (ii) for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction to compel production of the information; or (iii) as otherwise required by law. In addition, personal information of Participants may be disclosed or transferred to another party during the course of, or completion of, a change in ownership of, or the grant of a security interest in, all or a part of the Corporation or its Affiliates including through an asset or share sale, or some other form of business combination, merger or joint venture, provided that such party is bound by appropriate agreements or obligations.

(p)	No Right to Employment. The grant of an Award will not be construed as giving a Participant the right to be retained in the employ, as an officer or director of the Corporation or any Affiliate. Further, the Corporation or an Affiliate may at any time dismiss a Participant from employment, as an officer or director, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(q)	No Right to Consultancy. The grant of an Award will not be construed as giving a Participant the right to be retained as an independent contractor of the Corporation or any Affiliate.

(r)	Neutral Gender. In this Plan, words importing the masculine gender include feminine and vice versa and words importing the singular include the plural and vice versa.

(s)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in British Columbia.

(t)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award under any law deemed applicable by the Board, that provision will be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, that provision will be stricken as to that jurisdiction, Person or Award and the remainder of the Plan and any such Award will remain in full force and effect.

(u)	No Trust or Fund Created. The Plan shall be unfunded in all respects. Neither the Plan nor any Award will create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Corporation or any Affiliate pursuant to an Award, that right will be no greater than the right of any unsecured general creditor of the Corporation or any Affiliate.

(v)	No Fractional Shares. No fractional Shares will be issued or delivered pursuant to the Plan or any Award, and, except as otherwise provided, the Board will determine whether cash, other securities, or other property will be paid or transferred in lieu of any fractional Shares or whether those fractional Shares or any rights thereto will be canceled, terminated, or otherwise eliminated.

(w)	Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Those headings will not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision of the Plan.

10.	Effective Date of the Plan

The Plan is effective [●], 2023. If applicable, the Plan shall be subject to ratification by the shareholders of the Corporation to be effected by a resolution passed at a meeting of the shareholders of the Corporation, and to acceptance by the TSX and any other relevant regulatory authority. Any Awards granted prior to such ratification and acceptance shall be conditional upon such ratification and acceptance being given and no such Awards may be exercised unless and until such ratification and acceptance are given.

SCHEDULE “A”

Skeena Resources Limited
Supplement to 2023 Omnibus Equity Incentive Plan for United States Participants

1. General. This supplement (the “Supplement”) to the Skeena Resources Limited Omnibus Equity Incentive Plan, as such plan may be amended from time to time (the “Plan”) shall apply to Participants who are resident for tax purposes in the United States (the “U.S. Participants”). In the event of any inconsistency between the Plan and this Supplement, the terms and conditions of this Supplement shall control and govern Awards granted to U.S. Participants, except to the extent necessary to ensure that a U.S. Participant who is also subject to taxation under the Tax Act in respect of Awards granted under the Plan is not subject to material adverse tax consequences under the Tax Act. Capitalized terms not defined in this Supplement shall have the meaning given to such terms in the Plan, the terms and conditions of which are herein incorporated by reference.

2. Governing Tax Law. References in the Plan to section 7 of the Tax Act shall not apply to any Award granted to a U.S. Participant. Awards granted to U.S. Participants generally shall be subject to the requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Award Agreement. Unless otherwise determined by the Board, the Award Agreement evidencing an Award granted to a U.S. Participant shall set forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the U.S. Participant’s termination of service, and the Corporation’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

4. Options. At the time of grant, the Board shall specify in the Award Agreement evidencing an Option the vesting schedule and period during which such U.S. Participant has right to exercise the Option, in whole or in part, and the Board may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based upon the U.S. Participant’s duration of service to the Corporation or any Affiliate, Performance Criteria, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Board. Subject to the terms of the Plan, at any time after grant of an Option, the Board may, in its sole discretion, and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

5. Restricted Share Units. At the time of grant, the Board shall specify in the Award Agreement evidencing a Restricted Share Unit Award the date or dates on which the Restricted Share Units shall become fully vested and non-forfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the U.S. Participant’s duration of service to the Corporation or any Affiliate, or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Board. Subject to the terms of the Plan, at any time after grant of a Restricted Share Unit Award, the Board may, in its sole discretion, and subject to whatever terms and conditions it selects, accelerate the period during which a Restricted Share Unit Award vests.

6. Performance Share Units. At the time of grant, the Board shall specify in the Award Agreement evidencing a Performance Share Unit Award the date or dates on which the Performance Share Units shall become fully vested and non-forfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the U.S. Participant’s duration of service to the Corporation or any Affiliate, Performance Criteria, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Board. Subject to the terms of the Plan, at any time after grant of a Performance Share Unit Award, the Board may, in its sole discretion, and subject to whatever terms and conditions it selects, accelerate the period during which a Performance Share Unit Award vests.

7. Deferred Share Units. At the time of grant, the Board shall specify in the Award Agreement evidencing a Deferred Share Unit Award the date or dates on which the Deferred Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the U.S. Participant’s duration of service to the Corporation or any Affiliate, Performance Criteria, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Board. The Board shall also specify the terms and conditions relating to the deferral and distribution (redemption) of the Deferred Share Units, including, without limitation, the date(s) on which the Deferred Share Units shall be distributed (including whether such distribution dates shall be elected by the U.S. Participant), subject to the requirements of Section 409A of the Code.

8. Dividend-Equivalent Rights. To the extent that the Board determines to grant Dividend-Equivalent Rights, such dividend equivalents shall be converted to additional Shares or Share units by such formula and at such time and subject to such restrictions and limitations as may be determined by the Board. Such Dividend-Equivalent Rights shall satisfy the requirements of Section 409A of the Code.

9. Section 409A of the Code. To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and United States Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that following the effective date the Board determines that any Award may be subject to Section 409A of the Code and related United States Department of Treasury guidance (including such United States Department of Treasury guidance as may be issued after the effective date of the Plan), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related United States Department of Treasury guidance and thereby avoid the application of any penalty taxes under Section 409A of the Code.